UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 4, 2012

Date of Report (Date of earliest event reported)

Commission File No. 1-13300

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-1719854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(703) 720-1000

(Former name, former address and former fiscal year, if changed since last report)

(Not applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on June 16, 2011, Capital One Financial Corporation (the “Company”) entered into a Purchase and Sale Agreement to acquire substantially all of the ING Direct business in the United States from ING Groep N.V., ING Bank N.V., ING Direct N.V. and ING Direct Bancorp in exchange for cash and stock consideration. At the closing of the acquisition, the Company and ING Groep entered into a Shareholders Agreement (the “Shareholders Agreement”) that gave ING Groep the right to designate one nominee to serve on the Company’s Board of Directors (the “Board”). ING Groep selected C.P.A.J. Leenaars as its nominee, and Mr. Leenaars was appointed to the Board on May 8, 2012. Pursuant to the Shareholders Agreement, Mr. Leenaars was required to submit promptly his resignation upon the earlier of (i) February 17, 2013 (the one-year anniversary of closing) or (ii) ING Groep’s sale of more than 33% of its shares of the Company’s common stock acquired in the transaction to third parties. As a result of the closing of the Offering (as defined in Item 8.01 below), Mr. Leenaars submitted his unconditional resignation from the Board, which was effective upon closing of the Offering.

Item 8.01.	Other Events.

On September 4, 2012, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Merrill Lynch, as representative of the underwriters listed in Schedule I thereto, and ING Bank, N.V. (the “Selling Stockholder”) pursuant to which the Selling Stockholder agreed to sell 54,028,086 shares of the Company’s common stock, par value $0.01 per share (the “Offered Shares”), at a price of $55.2482 per share in an underwritten public offering (the “Offering”). The closing of the sale of the Offered Shares occurred on September 10, 2012. The net proceeds of the Offering to the Selling Stockholder was approximately $2.985 billion. The Company did not receive any proceeds from the Offering.

The Offering was made under a pricing supplement and related prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-181047).

In connection with the Offering, the Company and certain of its officers and directors entered into 60-day “lock-up” agreements in substantially the form included in the Underwriting Agreement and subject to customary exceptions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification rights, obligations of the parties and termination provisions. The description of the Underwriting Agreement set forth above is qualified in its entirety by reference to such document, which is attached as Exhibit 1.1 hereto and incorporated by reference in this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement dated September 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: September 10, 2012	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary